Exhibit 10.3

THOSE PERSONS SET FORTH ON SCHEDULE “A”,

as Shareholders

and

GLOBAL GOLD CONSOLIDATED RESOURCES LIMITED,

as Company

SHAREHOLDERS AGREEMENT

February 18, 2012

(i)

ARTICLE 6
FINANCIAL MATTERS
Section 6.1	Annual Business Plan.	15
Section 6.2	Maintain Books.	16
Section 6.3	Financial Reporting Obligations.	16
Section 6.4	Bank Accounts.	17

ARTICLE 7
FINANCING THE COMPANY
Section 7.1	Funding of Costs.	17
Section 7.2	Future Financings and Pre-emptive Rights.	17

ARTICLE 8
SHARE OWNERSHIP AND RESTRICTIONS ON TRANSFER
Section 8.1	Restrictions on Transfer.	19
Section 8.2	Permitted Transferees.	20
Section 8.3	Deemed Consent under Articles and Memorandum.	20
Section 8.4	Encumbering of Shares.	20

ARTICLE 9
TRANSFERS TO THIRD PARTIES; RIGHT OF FIRST OFFER
Section 9.1	General.	20
Section 9.2	Right of First Offer.	20
Section 9.3	Piggy-Back Rights.	22
Section 9.4	Third Party Sale.	23
Section 9.5	Third Party Sale Provisions.	24

ARTICLE 10
TAKE-OVER BID
Section 10.1	Carry-Along Requirement.	24
Section 10.2	Take-Over Bid Sale Provisions.	25
Section 10.3	IPO.	26

(ii)

(iii)

ADDENDA

SCHEDULE “A”	SHAREHOLDERS AND SHARE OWNERSHIP
SCHEDULE “B”	FORM OF ASSUMPTION AGREEMENT
SCHEDULE 4.1	MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
Schedule 5.11(1)	FUNDAMENTAL MATTERS

(iv)

SHAREHOLDERS AGREEMENT

Shareholders Agreement dated February 18, 2012 among each of those Persons set forth on Schedule “A” hereto and designated as Shareholders (each a “Shareholder” and, collectively, the “Shareholders”) and Global Gold Consolidated Resources Limited (the “Company”).

RECITALS:

(a)	The Company was incorporated in Jersey under the Act under number 109058 and having its registered office at Ogier House, The Esplanade, St Helier, Jersey, JE4 9WG;

(b)
The Company is a no par value company and therefore there is no limit on the number of shares of any class which the company is authorised to issue.  As of the date hereof 100 ordinary shares have been issued to and are registered in the name of the Shareholders, namely Global Gold Corporation (“GGC”) and Consolidated Resources Armenia (“CRA”), as further described in Schedule “A”.  As of the date hereof, no other shares of the Company have been issued; and

(c)
The Company and the Shareholders now wish to enter into this Agreement for the purposes of setting forth, inter alia, their respective rights and obligations in respect of the issued and unissued shares of the Company, the management and conduct of the Company’s business and various other matters hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                        Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Act” means the Companies (Jersey) Law 1991, as may be amended from time to time, and shall be deemed to be any act substituted therefor.

“Affiliate” has the meaning set forth in National Instrument 45-106 – Prospectus and Registration Exemptions, as in effect on the date hereof and includes an executor or personal legal representative of a Shareholder.

“Agreement” means this shareholders agreement and all schedules and instruments in amendment or confirmation of it and the expressions “Article” and “Section”, followed by a number mean and refer to the specified Article or Section of this Agreement.

“Annual Business Plan” means, in respect of a Financial Year, the annual business plan approved under Section 6.1(2).

“Articles” means the of articles of association of the Company (adopted as at the date of incorporation of the Company), as such Articles may from time to time be amended, restated, replaced or superseded in accordance with the provisions of this Agreement, attached hereto as Schedule 4.1.

“Assumption Agreement” means an agreement (substantially in the form annexed hereto as Schedule “B”) executed by a transferee of Shares, pursuant to which such transferee agrees to be bound by this Agreement in the same manner as if it had been an original party hereto.

“Auditor” means such firm of chartered accountants that may at any time be appointed as the auditors of the Company in accordance with Section 5.11.

"Binding Term Sheet" means a binding term sheet entered into between the Company, GGC and CRA dated on or about 29 December 2011 as varied by the Note Instrument and the Letter.

“Business” means the business consisting of the exploration for and mining of gold and silver in Armenia at the Toukhmanuk and Getik sites.

“Business Day” means any day of the year, other than a Saturday, a Sunday or any day on which banks are required or authorized to close in New York, New York.

“Company” means Global Gold Consolidated Resources Limited, a Jersey company and includes any successor company resulting from any merger, amalgamation, reorganization, arrangement or other combination of Global Gold Consolidated Resources Limited and any other Person, and shall include, wherever appropriate, any Subsidiary of the Company.

“Control” means (including the terms “controlled by” and “under common control with”) in relation to any Person, the ownership, directly or indirectly, of voting securities or other interests in such Person entitling the holder to exercise control and direction in fact over the activities of such Person.

“Convertible Notes” has the meaning specified in Section 7.2.

“CRA” means Consolidated Resources Armenia, an exempt non-resident Cayman Islands company.

“Debt” means in respect of a Person, (i) all indebtedness of the Person for borrowed money, (ii) all indebtedness of the Person for the deferred purchase price of property or services represented by a note, bond, debenture or other evidence of debt, (iii) all indebtedness created or arising under any hire purchase agreement, conditional sale agreement or other title retention agreement or arrangement with respect to property acquired by the Person, (iv) all current liabilities of the Person represented by a note, bond, debenture or other evidence of debt, and (v) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Person is liable as lessee.

“Directors”, “Board of Directors” and “Board” mean the individuals who are, from time to time, duly elected as directors of the Company in accordance with the terms of this Agreement.

“Disposition Notice” has the meaning specified in Section 9.3(1).

“Exercise Period” has the meaning specified in Section 9.2(3).

“Exercise Notice” has the meaning specified in Section 9.2(3).

“Financial Year” means, in relation to the Company, the period beginning on January 1 and ending on the following December 31 of a calendar year, unless changed in accordance with Section 5.11.

“GAAP” means accounting principles generally accepted for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.

“GGC” means Global Gold Corporation, a Delaware corporation.

“Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

Independent” means a person who is not (i) a Shareholder, other than a Director who has become a Shareholder through the exercise of options or rights granted to him or her as a result of being a Director, (ii) an Affiliate of a Shareholder, (iii) a partner, director, officer or employee of, or professional advisor to, any of (i) or (ii), or (iv) any Person related by blood, adoption or marriage to any of the foregoing.

“IPO” means the closing of an offering or offerings pursuant to a receipted prospectus under the Securities Act (Ontario) or a similar document filed under other applicable securities laws in Canada covering the offer and sale of Shares for the account of the Company and, if applicable, selling shareholders to the public and such Shares are listed and posted for trading or quoted on a recognized stock exchange in Canada.

“Joint Venture Agreement” means the agreement entered into and dated as of April 27, 2011 by and between GGC and certain of its affiliates, on the one hand, and CRA and certain of its affiliates, on the other hand.

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used.

"Letter" means the side letter to the Binding Term Sheet dated 17 January 2012 executed by the Company, CRA and GGC.

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or any other encumbrances of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

“Management Shares” means the shares issuable under the Company’s Omnibus Long-Term Incentive Plan.

“Marketable Securities” means a security listed on a nationally recognized stock exchange in North America.

“Memorandum” means the memorandum of association of the Company as such Memorandum may from time to time be amended or restated in accordance with the provisions of this Agreement, attached hereto as Schedule 4.1.

 "Note Instrument" means the convertible note instrument executed by the Company on 17 January 2012.

“Offer” has the meaning specified in Section 9.2(2).

“Offered Securities” has the meaning specified in Section 7.2(1).

“Offered Shares” has the meaning specified in Section 9.2(1).

“Offerees” has the meaning specified in Section 9.2(1).

“Offering Notice” has the meaning specified in Section 7.2(2).

“Offeror” has the meaning specified in Section 9.2(1).

“Option Period” has the meaning specified in Section 7.2(4).

“Parties” means, collectively, the Company, GGC and CRA, and any Person who may become a party to this Agreement, and “Party” means any one of them.

“Permitted Transferee” means, in relation to any Person, any one or more of:

(a)	his or her spouse or natural born or legally adopted children;

(b)
trust, the sole beneficiaries of which are any Person or Persons specified in any one or more subsections of this definition, provided that the terms of the trust include a valid condition precedent that the Shares or securities of a Shareholder shall vest in the beneficiary of such trust only if such beneficiary has complied with the provisions of this Agreement, including the execution and delivery of an Assumption Agreement;

(c)
a corporation, partnership, limited partnership or other Person, all of the voting securities or other ownership interests of which are owned by the Person or by any Person or Persons specified in any one or more subsections of this definition; and

(d)
where such Person is a corporation, all of the voting securities or other ownership interests of which are owned by any Person or Persons specified in any one or more subsections of this definition, (i) such other Person or Persons, or (ii) a corporation, all of the voting securities or other ownership interests of which are owned by such other Person or Persons; and

(e)	with respect to any Subsidiary of GGC, GGC.

“Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Piggy-Back Notice” has the meaning specified in Section 9.3(2).

“Place of Closing” means the registered offices of the Company or such other place as the Vendor and the Purchaser under the relevant Sale Transaction mutually agree.

“Purchaser” has the meaning specified in Section 11.2.

“Remaining Consideration” has the meaning specified in Section 2.5 of the Joint Venture Agreement, dated as of April 27, 2011, between GGC and CRA (the “Joint Venture Agreement” or the "JV agreement").

“Sale Transaction” has the meaning specified in (i) Section 9.2(9) for the purposes of Section 9.2, and (ii) Section 9.3(6) for the purposes of Section 9.3.

“Shares” means the ordinary shares in the capital of the Company as described in the Articles, and shall, where the context permits, include (i) any securities into which such shares may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of the Company or of any other Person received by the holders of such shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Company, and (iii) any securities of the Company which are received by any one or more Persons as a stock dividend or distribution on or in respect of such shares.

“Shareholders” means the Persons listed on Schedule “A” and designated as “Shareholders” for so long as they hold Shares, and any Permitted Transferee or other Person who acquires Shares in accordance with the provisions of this Agreement, and

“Shareholder” means, individually, any one of them.

“Subsidiary” has the meaning set forth in the Act.

“Time of Closing” means 10:00 a.m. (New York time) or such other time on the Date of Closing as the Vendor and the Purchaser under a Sale Transaction mutually agree.

“Territory” means Armenia.

“Transfer” means, in reference to any securities, (i) any transfer, sale, assignment, exchange, gift, donation or other disposition of such securities where possession, legal title to or beneficial ownership of, or the economic risk or return associated with, such securities passes directly or indirectly from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, whether or not voluntary and however occurring, or (ii) any agreement, undertaking or commitment to effect any of the foregoing.

“Vendor” has the meaning specified in Section 11.2.

Section 1.2                        Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

Section 1.3                        Gender and Number.

Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

Section 1.4                        Currency.

All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in the currency of the United States of America.

Section 1.5                        Certain Phrases.

In this Agreement (i) (a) the words “including” and “includes” mean “including (or includes) without limitation”, and (b) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6                        Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

Section 1.7                        Statutory References.

Except as otherwise expressly provided in this Agreement, any references to a statute or regulation shall be construed as a reference to such statute or regulation as it may be amended, re enacted or superseded from time to time.

Section 1.8                        Schedules.

The following schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it:

Schedule “A”	- Shareholders and Share Ownership
Schedule “B”	- Form of Assumption Agreement
Schedule 4.1	- Memorandum of Association and Articles ofAssociation

ARTICLE 2
TERM OF AGREEMENT

Section 2.1                        Term.

(1)	This Agreement shall come into force and effect on the date hereof and shall terminate on the earliest to occur of:

(a)	The date on which one Shareholder shall have acquired all of the issued and outstanding Shares;

(b)	The date that this Agreement is terminated by written agreement of the Parties;

(c)	The date on which all of the Shares are sold to a third party in compliance with this Agreement; and

(d)	The date upon which the Company completes an IPO.

(2)
Notwithstanding the foregoing, the obligations of the Parties set out in ARTICLE 12 shall continue in full force and effect after termination of this Agreement pursuant to Section 2.1(1)(a) through Section 2.1(1)(d) inclusive.

(3)
The termination of this Agreement shall have no effect upon any obligation of a Party to make a payment for any Shares purchased pursuant to the provisions of this Agreement or to pay any other amounts owing by it under this Agreement prior to the date of such termination.

ARTICLE 3
IMPLEMENTATION OF AGREEMENT

Section 3.1                        Actions in Accordance with Agreement.

Each of the Shareholders covenants and agrees that it shall vote its Shares and use all reasonable commercial efforts to cause its nominees to the Board of Directors to act at all times to accomplish and give effect to the terms and conditions of this Agreement and that it shall otherwise act in accordance with the provisions and intent of this Agreement to the maximum extent permitted by Law, including without limitation in connection with any transaction of purchase and sale contemplated by ARTICLE 9.

Section 3.2                        Conflict.

Subject to the provisions of the Act, in the event of any conflict between the provisions of this Agreement and the Articles and the Memorandum, the provisions of this Agreement shall govern. In the event of any conflict between the provisions of this Agreement and the provisions of the Articles or Memorandum, each of the Shareholders shall take or cause to be taken such steps and proceedings as may be required under the Act or otherwise to amend the Articles and Memorandum to resolve such conflict so that the provisions of this Agreement shall at all times prevail to the maximum extent permitted by Law.

Section 3.3                        Covenants by the Company.

The Company consents to the terms of this Agreement and hereby covenants with each of the other Parties that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying on its business and affairs, and each of the Shareholders shall vote or cause to be voted their respective Shares to cause the Company to fulfil its foregoing covenants.

Section 3.4                        Shareholders Agreement.

Each Person who becomes a Shareholder through a Transfer of Shares or issue of additional Shares in accordance with this Agreement shall execute and deliver to the Company before becoming a Shareholder an Assumption Agreement, pursuant to which such Person shall agree to be bound by these terms and conditions. Upon execution and delivery of an Assumption Agreement, such Person shall be deemed to be a "Party" hereunder with the same effect as if such additional Shareholder had executed and delivered this Agreement at the same time as this Agreement was executed and delivered by the original Parties hereto.  The names of all Persons who become additional Shareholders shall be maintained in the records of the Company.

ARTICLE 4
ORGANIZATION OF THE COMPANY AND BUSINESS OF THE COMPANY

Section 4.1                        Organization of the Company.

The Articles and Memorandum of the Company in effect on this date are attached hereto as Schedule 4.1.

Section 4.2                        Business of the Company.

The Company has been formed and will, from the date hereof, function for the sole purpose of carrying on the Business.

Section 4.3                        Management of the Company.

Subject to the terms of this Agreement, the Directors will manage, or supervise the management of, the business and affairs of the Company in accordance with this Agreement, the Act the Articles and the Memorandum.  Unless otherwise expressly provided in this Agreement, all decisions of the Directors and Shareholders shall be decided by the percentage of votes as may be required by the Act.

Section 4.4                        Share Certificates.

Any and all certificates representing Shares now or hereafter beneficially owned by the Shareholders during the term of this Agreement shall have endorsed thereon, in bold type, the following legends:

“The shares represented by this certificate are subject to restrictions on transfer and all the other terms and conditions of a Shareholders Agreement dated as of February 18, 2012 made among the Company, each and all of the holders of shares and certain other signatories thereto, as such agreement may from time to time be amended in accordance with its provisions.  A copy of the agreement is on file at the registered office of the Company and available for inspection on request and without charge.  Any transfer made in contravention of such restrictions shall be null and void.”

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any province or state and may not be sold, assigned, transferred or otherwise disposed of unless they are registered under the applicable securities laws or, in the opinion of counsel to the holder reasonably acceptable to the issuer, an exemption from such registration is available.“

Section 4.5                        Removal of Legends.

Any and all certificates representing Shares now or hereafter beneficially owned by the Shareholders may be submitted to the Company for removal of legends following termination of this Agreement and the requisite holding period.

ARTICLE 5
DIRECTORS AND SHAREHOLDERS

Section 5.1                        Number of Directors.

Unless otherwise agreed by the Shareholders, the Board of Directors shall consist of five (5) Directors who shall be nominated and elected as provided for in Section 5.2.

Section 5.2                        Nomination and Election of Directors.

(1)
Nomination.  Subject to the remainder of this Section 5.2(1), each of the Shareholders shall be entitled to nominate and have elected one (1) Director for every 20% of the Shares held by such Shareholder (including, for such purposes, its Permitted Transferees).  Pursuant to the immediately preceding sentence, if a Shareholder is entitled to nominate more than one Director, all but one Director nominated by such Shareholder shall be Independent, unless otherwise agreed by the Shareholders. Any remaining Director(s) to be nominated and elected to the Board of Directors to bring the total number of Directors to five (5) shall be so nominated and elected by a majority vote of the votes cast by the Shareholders present in person or represented by proxy at a meeting of the Shareholders.  Any such remaining Director shall be Independent.  Each member of the Board of Directors shall be qualified to act as a director under the Act.

(2)
Replacement.  Any Shareholder entitled under Section 5.2(1) to nominate and have elected a Director may replace any Director nominated by such Shareholder at any time and from time to time, subject to Section 5.2(1).  If a nominee Director of any Shareholder resigns or is removed, for any reason, the vacancy will be filled by the election or appointment of a director nominated by such Shareholder, provided that such Shareholder is still entitled to do so as aforesaid.  The Directors will not transact any business or exercise any of their powers or functions until such vacancy is filled, except to elect or appoint the new Director.  If a replacement Director is not elected or appointed within five (5) days because the Shareholder has failed to nominate a replacement, the Directors then in office are entitled to transact business and exercise all of the powers and functions of the directors.  Subject to the foregoing, any Shareholder who wishes to replace a Director nominated by such Shareholder may have such Director replaced at any duly constituted meeting of the Shareholders of the Company, or by written resolution to that effect signed by that Shareholder sent to the other Shareholders and the Company not less than 48 hours before a meeting of Directors at which such replacement director is expected to attend.  Upon receipt of such written resolution, the Shareholders shall execute the resolution and promptly return it to the party initiating the same, who, upon receipt thereof, shall forward the signed resolution to the Company for filing in the corporate minute book.

(3)
Indemnity.  The Company hereby indemnifies each Director and his or her heirs and legal representatives, to the fullest extent permitted by Law, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative proceeding to which he or she is made a party by reason of being or having been a director of the Company, provided (i) he or she acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.  If applicable Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by such Law.

Section 5.3                        Term of Office.

The term of office of a Director shall commence on the date of that individual's election to the Board and shall terminate at the close of the next following annual meeting of the Shareholders, or until his or her successor is elected, or at any time prior thereto if the party nominating a Director replaces such Director in accordance with Section 5.2(2) or otherwise in accordance with Section 5.2(1).

Section 5.4                        Powers and Duties of Directors.

Subject to the Act and the provisions hereof, the Directors shall manage or supervise the Business and affairs of the Company except as such authority may be delegated by the Directors from time to time in accordance with this Agreement and the Articles.

Section 5.5                        Insurance.

The Company covenants with the Shareholders that it shall maintain an insurance policy in place providing for directors’ and officer’s insurance coverage for the directors and officers of the Company and its Subsidiaries in such amounts as is deemed appropriate by the Board of Directors.

Section 5.6                        Board Meetings.

Unless otherwise determined by the Board of Directors, the Board shall meet at least once per calendar quarter. Any two directors of the Company shall be entitled to convene a meeting of the Board of Directors upon notice given as specified in Section 5.7.

Section 5.7                        Exercise of Authority.

(1)
Quorum.  A quorum for a meeting of the Board of Directors shall consist of a majority of the Directors of the Company, provided that (i) at least one (1) Director present must be a nominee of GGC for so long as GGC is entitled to nominate a director, (ii) at least one (1) Director present must be a nominee of CRA for so long as CRA is entitled to nominate a director, and (iii) if there is a fifth Director elected by the Shareholders pursuant to Section 5.2(1), that Director must be present at the meeting.

(2)
Proceeding Without Quorum.  Notwithstanding the provisions of Section 5.7(1), if proper original notice of a meeting of the Board of Directors, specifying the business to be transacted at the meeting, is given and a quorum of Directors (as contemplated in Section 5.7(1)) is not present, then a meeting of the Board of Directors may thereafter be held on three (3) Business Days written notice of the second meeting to transact the business set forth in the original notice and, subject to the Act and the Articles, any members of the Board of Directors present at that meeting, provided that (i) at least one (1) Director present must be a nominee of GGC for so long as GGC is entitled to nominate a director, and (ii) at least one (1) Director present must be a nominee of CRA for so long as CRA is entitled to nominate a director, shall constitute a quorum for the transaction of the business set out in the original notice in respect of that meeting and such business may be transacted by a majority vote of those Directors in attendance at the meeting.

(3)
Notice.  Unless all of the Directors are present (except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or those absent waive notice, no meeting of the Directors shall be validly convened unless at least five (5) Business Days’ prior written notice thereof is given to each of the Directors.  The Directors may attend any meeting via telephone.

(4)
Content of Notice.  No resolution with respect to any matter may be put to any meeting of the Board of Directors unless the notice of the meeting contains reasonable detail of the matter or unless all of the Directors either are present and do not object to the matter being put to the meeting or otherwise waive the provisions of this Section 5.7(4).

(5)
Voting.  Subject to Section 5.7(2), except as otherwise herein provided, decisions of the Board of Directors shall be effective only if approved by a majority of the votes cast at a meeting of the Board of Directors (or by such greater percentage of votes as may be required by the Act).  The chairman of any meeting of the Directors will not have a second or deciding vote. Decisions of the directors may also be effective upon a written consent signed by all of the Directors entitled to vote on the applicable matter, and such written consent shall be as valid as if it had been passed at a meeting of Directors.

(6)
Conflict of Interest. A Director shall disclose to the Company, in writing or by requesting to have it entered in the minutes of meetings of Directors or of meetings of committees of Directors, the nature and extent of any interest that he or she has in any matter put to the Board of Directors.

(7)
Vacancies. If a vacancy on the Board of Directors arises for any reason whatsoever, such vacancy shall be filled by the election or appointment of a Director nominated by the Shareholder entitled to nominate a replacement in accordance with Section 5.2(2). Until such vacancy is filled, the Board of Directors shall not transact any business or exercise any of its powers or functions, save and except as may be necessary to elect or appoint the new Director and preserve the assets of the Company.  If a replacement Director is not elected within five (5) days of such vacancy occurring because of the failure of the Shareholder who is entitled to nominate a replacement Director to do so, the Directors then in office shall be entitled to transact business and exercise all of the powers and functions of the Board of Directors.  Subject to Section 5.7(5), a decision or action of the majority of the Directors then in office shall be deemed to be a decision or action of the majority of the Board of Directors and a decision or action of all of the Directors then in office shall be deemed to be the unanimous decision or action of the Board of Directors. For greater certainty, the Board may only transact business if the quorum provisions of this Section 5.7 are complied with.

(8)
Committees.  The Board of Directors may from time to time in its sole discretion appoint such committees (including, without limitation, an Audit Committee and a Compensation Committee) as the Board of Directors, by majority vote, determines to be necessary, and it may delegate to such committees, if any, the responsibility for making recommendations (and not approvals with respect to such matters, which shall be made exclusively by the Board of Directors) to the Board of Directors relating to such matters as the Board of Directors may determine.

Section 5.8                        Directors Fees and Expenses.

  The Board of Directors shall determine the manner in which its members will be compensated for reasonable costs and expenses incurred in the performance of such Directors’ duties, including without limitation, for out-of-pocket expenses (including travel) incurred in connection with their services to, and attendance at meetings of, the Board of Directors and any committees, as the case may be.

Section 5.9                        Officers.

(1)
Unless otherwise determined by the Board of Directors, the officers of the Company shall be those officers as may be appointed from time to time in accordance with this Agreement, the Articles and the Act.  All such officers shall have the duties and responsibilities prescribed by the Board of Directors.  The Board of Directors shall be entitled to appoint such additional officers from time to time as it may determine.

(2)
An executive management team (the “Management Team”) will be established to manage the day-to-day operations of the Company.  Subject to the foregoing, the Shareholders have agreed that the Management Team would initially consist of the following Persons:

(i)	Van Krikorian, Executive Chairman;

(ii)	Ashot Boghossian, Managing Director, Armenia;

(iii)	Jan Dulman, Interim Chief Financial Officer;

(iv)	New Hire, Chief Operating Officer, Armenia; and

(v)	Joseph Borkowski, Executive Vice President.

(3)
The Company has established a Short-Term Incentive Plan as well as an Omnibus Long-Term Incentive Plan (“LTIP”), which allows for the granting of up to 10% of the common shares outstanding (“CSO”), for all employees of the Company including those employed by MG and GMC as a performance incentive for current and future employees.  The STIP is to be based on the performance measurement criteria and corporate goals as approved by the Board of Directors.

(4)	The transfer of MG and GMC to the Company at closing shall not impact the continued employment of Armenian employees of MG and GMC.

Section 5.10                        Matters Requiring Unanimous Approval of the Board of Directors.

(1)
Notwithstanding any other provision to the contrary in the Articles, the Memorandum or this Agreement, subject to Section 5.10(2) and Section 5.10(4), the following matters shall, in addition to any requirements imposed by Law, require the unanimous approval of the Board of Directors:

(a)	hiring any Person to serve on the Management Team or in any position as a senior manager of the Company;

(b)
allotting, reserving, setting aside or issuing any Shares or other securities of the Company or issuing or granting any rights, warrants or options to purchase, acquire or otherwise obtain any unissued Shares or other securities of the Company other than the issuance of Management Shares under the LTIP;

(c)
creating, assuming, incurring or amending any Debt, including loans to Shareholders, other than credit facilities obtained by the Company from a reputable financial institution in an amount not exceeding the amount contemplated by an Annual Business Plan;

(d)	the signing of off-take agreements excluding existing Industrial Minerals SA agreement terms; and

(e)	approving annual operating and capital budgets and the Annual Business Plan.

(2)
With respect to the matters set forth in Section 5.10(1), (i) for so long as GGC is entitled to nominate a director, no vote of the Board of Directors shall be valid unless one of the Directors nominated and elected by GGC votes, whether for or against a resolution, or delivers a notice to the Company waiving the right to vote on the resolution, and (ii) for so long as CRA is entitled to nominate a director, no vote of the Board of Directors shall be valid unless one of the Directors nominated and elected by CRA votes, whether for or against a resolution, or delivers a notice to the Company waiving the right to vote on the resolution.  In the event of any deadlock of the Board of Directors on any such matter, such matter may be addressed through the continuance of the Business based upon the execution of the then pre-existing Annual Business Plan.

(3)
Subject to Section 5.10(4), none of the Company’s Subsidiaries may make a decision about, take action on or implement any of the matters listed in Section 5.10(1) without the unanimous approval of the Board of Directors as aforesaid.

(4)
With respect to the matters set forth in Section 5.10(1)(c), in the event that the unanimous approval of the Board of Directors is not obtained within the ten (10) day period following the submission of the applicable matter to the Board of Directors, such matter may be approved by a majority vote of the Directors notwithstanding any provision hereof to the contrary; provided there shall be at least one designated Director of each Shareholder (to the extent such Shareholder is entitled to designate a Director) in such majority.

Section 5.11                        Fundamental Matters.

(1)
Notwithstanding any other provision to the contrary in the Articles, the Memorandum or this Agreement, the matters listed in Schedule 5.11(1) shall, in addition to any requirements imposed by Law, require the approval of one nominee director of each of GGC and CRA, respectively, in each case for so long as such Shareholder is entitled to nominate a director to serve on the Board of Directors.

(2)
None of the Company’s Subsidiaries may make a decision about, take action on or implement any of the matters listed in Schedule 5.11(1) without the unanimous approval of the Board of Directors as aforesaid.

Section 5.12                        Meetings of Shareholders.

(1)
The quorum for the transaction of business at any meeting of the Shareholders shall be two Persons present in person or by proxy together holding more than fifty percent (50%) of the Shares entitled to vote at the meeting.  Subject to (3), no meeting shall continue with the transaction of business in the absence of a quorum.  At least five (5) days’ prior written notice to each Shareholder shall be given with respect to the calling of each meeting of the Shareholders unless the giving of such notice is waived by each Shareholder not present or represented at the meeting. Such notice of meeting shall set out in reasonable detail the business to be considered at such meeting and no other business shall be transacted at such meeting without the consent of all of the Shareholders.

(2)
All questions before the Shareholders shall be decided by a majority of the votes cast by the Shareholders present in person or represented by proxy at the meeting of the Shareholders.  The chairman of each meeting of the Shareholders shall be appointed by a majority of the votes cast by the Shareholders present in person or represented by proxy at the meeting of the Shareholders.  The chairman of the meeting of the Shareholders will not have a second or deciding vote.

(3)
Subject to the Articles and notwithstanding the provisions of Section 5.12(1), if proper notice of a meeting of the Shareholders is given and a quorum of Shareholders is not present, then a meeting of the Shareholders may thereafter be held on at least seven (7) days’ prior written notice of the second meeting to transact the business set forth in the original notice and, subject to the Articles and the Act, any Shareholders present at that meeting shall constitute a quorum for the transaction of the business set out in the original notice in respect of that meeting and such business may be transacted by a majority of voting Shares of Shareholders in attendance at the meeting.

ARTICLE 6
FINANCIAL MATTERS

Section 6.1                        Annual Business Plan.

(1)
The Shareholders shall direct management of the Company to prepare a draft annual business plan before the start of each Financial Year for consideration and approval by the Board of Directors as soon as practicable and, in any event not later than thirty (30) days prior to the end of the preceding Financial Year.  The draft annual business plan shall contain a detailed monthly financial budget with respect to the Company and its Subsidiaries.  Such budget shall consist of a pro forma balance sheet, income statement and statement of changes in financial position of the Company and its Subsidiaries for such Financial Year, shall include comparison statements from the previous Financial Year, shall be accompanied by a statement of the nature and amount of all capital expenditures to be incurred during such Financial Year, and shall be supported by the explanations, notes and information upon which the projections underlying the annual business plan have been based.  In addition, the draft annual business plan shall include the details of any advances, salaries, bonuses, consulting fees, management fees, incentive compensation or other amounts, or any other benefits, proposed to be paid to  any Director, former director, officer, Shareholder, employee or Affiliate of the Company.

(2)
The Directors will review the draft annual business plan and upon approval by the Directors as provided in Section 5.10(1), the draft annual business plan becomes the “Annual Business Plan” for the applicable Financial Year.  In the event that the Directors are unable to approve any annual business plan in whole or in part prior to the start of a Financial Year, the financial budget contained in the Annual Business Plan for the preceding Financial Year, excluding any provisions contained therein relating to capital expenditures, will continue to apply to the extent of such disagreement until a complete annual business plan is approved in accordance with this Section 6.1.

Section 6.2                        Maintain Books.

The Company shall maintain, and cause to be maintained, as the case may be, accurate and complete books and records of all transactions, receipts, expenses, assets and liabilities of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied as approved and adopted by the Board.  Each Shareholder or its nominee or other authorized agent or representative shall have free access at all times to examine such books and records upon reasonable notice.

Section 6.3                        Financial Reporting Obligations.

The Company shall provide the following to the Shareholders:

(a)
Interim Statements – as soon as possible and, in any event, within thirty (30) days after the end of each month a monthly and fiscal year to date financial report consisting of consolidated unaudited financial statements of the Company and its Subsidiaries, consisting of a balance sheet, a statement of retained earnings, a statement of income and a statement of changes in financial position on a consolidated basis, along with a comparison to budget and the previous fiscal year and management discussion on any significant variances from budget and any other information that a Shareholder may reasonably request; and

(b)
Annual Financial Statements - as soon as practicable, and in any event within one hundred and twenty (120) days after the end of each Financial Year of the Company, the audited financial statements of the Company, consisting of a balance sheet, a statement of retained earnings, a statement of income and a statement of changes in financial position as at the end of and for the period commencing with the end of the previous fiscal year and ending with the end of the current fiscal year, setting forth, in each case, in comparative form, the figures for the previous fiscal year.

Section 6.4                        Bank Accounts.

The Company shall maintain its bank accounts with such financial institutions as the Board of Directors may from time to time determine.  All bank accounts shall be kept in the name of the Company and all cheques, bills, notes, drafts or other instruments issued or used by the Company in the ordinary course of business or as contemplated under the Annual Business Plan shall require the signatures of such officers or directors as the Board of Directors may from time to time determine.  All monies received from time to time for the account of the Company shall be paid immediately into such bank account or accounts for the time being in operation and all disbursements on account of the Company shall be made by cheque on such financial institutions.

ARTICLE 7
FINANCING THE COMPANY

Section 7.1                        Funding of Costs.

The Company shall fund all of its expenses and liabilities from its own cash on hand and other assets.  Except as otherwise provided in this Agreement, the Shareholders have no obligation to (i) loan or advance any amount to the Company, (ii) otherwise finance the Company or any of its Subsidiaries or (iii) secure or guarantee in any way the payment or performance of any Debt of the Company or any of its Subsidiaries.  If the Company requires additional funds for any purpose, the Company shall, subject to compliance with Section 5.10 and Section 5.11, obtain such funds (i) first, to the greatest extent possible, by borrowing from a reputable financial institution on terms and conditions approved by the Board of Directors, and (ii) second, to the extent possible, by issuing additional Securities or other securities of the Company or Debt in accordance with Section 7.2.

Section 7.2                        Future Financings and Pre-emptive Rights.

(1)
Subject to compliance with the provisions of Section 5.10 and Section 5.11, this Section 7.2 and applicable Law, the Board of Directors may, in its discretion, authorize the issuance of such number of additional Shares or other securities of the Company or Debt authorized under the Articles, the Memorandum or the Act, as the case may be, (the “Offered Securities”), at such price and upon such terms and conditions and to such Persons as the Board of Directors determines to be in the best interests of the Company.  Notwithstanding the foregoing, any issuances or grants by the Company with respect to (i) the Company's Convertible Notes issued pursuant to the Binding Term Sheet and any convertible note instrument which may be executed by the Company from time to time in connection with the Binding Term Sheet (the “Convertible Notes”) and (ii) the Management Shares, shall not be subject to this Section 7.2.

(2)
In the event that the Company proposes to issue Offered Securities other than the IPO, the Company shall first deliver an offering notice in writing (the “Offering Notice”) to each Shareholder.  Each Shareholder shall be entitled to the irrevocable pre-emptive rights hereinafter set forth in this Section 7.2.

(3)
The Offering Notice shall specify (i) the total number or principal amount, as the case may be, of Offered Securities, (ii) the rights, privileges, restrictions, terms and conditions of such Offered Securities, (iii) the consideration for which each of such Offered Securities is being offered, which consideration shall be the same for all of such Offered Securities, and (iv) the scheduled date of closing which shall not be earlier than the date which is thirty (30) days after the date of the Offering Notice.

(4)
Each Person receiving an Offering Notice as provided in Section 7.2(2), shall have the option, exercisable within twenty (20) days after receipt of the Offering Notice (the “Option Period”), by written notice given to the Company, to subscribe for such Person’s pro rata portion of the Offered Securities, based on the proportion that the aggregate of the number of Shares owned by such Person bears to the aggregate of the number of Shares then held by all of the Shareholders.

(5)
In addition to the pro rata right to subscribe for Offered Securities set forth in Section 7.2(4), in the event that one or more Shareholders receiving an Offering Notice as provided in Section 7.2(2) elects to purchase such Shareholder’s pro rata portion of the Offered Securities, and one or more of such Shareholders declines to elect to so purchase, the Shareholders who have elected to purchase their pro rata portion of the Offered Securities in accordance with Section 7.2(4) shall have the further right and option, exercisable by notice in writing to the Company, delivered within five (5) days of being notified by the Company that one or more of the Persons receiving an Offering Notice as provided in Section 7.2(2) has declined to purchase its pro rata portion of the Offered Securities, to purchase the portion of the Offered Securities not subscribed for in accordance with Section 7.2(4). Each such Shareholder delivering an additional notice to the Company as aforesaid shall be entitled to subscribe for such Shareholder’s pro rata portion of the Offered Securities not previously subscribed for, based on the proportion that the aggregate of the number of Shares held by such Shareholder bears to the aggregate of the number of Shares then held by the Shareholders entitled to subscribe for Offered Securities not subscribed for in accordance with this Section 7.2(5) (or in such other proportions as they may agree among themselves). The procedure set forth in this Section 7.2(5) shall be repeated as often as is necessary until the Offered Securities have been fully subscribed for, or until there remains Offered Securities for which no Shareholder has elected to subscribe.

(6)
If, after complying with the foregoing procedures there remains Offered Securities for which no Shareholder has elected to subscribe, the Company may (i) proceed with the financing subscribed for under this Section 7.2, and (ii) pursue any additional capital requirements through other sources on terms and conditions no more favourable to the subscriber than the terms and conditions specified in the Offering Notice, as approved by the Board of Directors.

(7)
Where the calculation of a Shareholder’s pro rata portion of the Offered Securities results in a fraction, such Shareholder’s pro rata portion of the Offered Securities shall be increased or decreased to the nearest whole number.

(8)
For greater certainty, if a Shareholder fails to deliver a written notice to the Company exercising such Shareholder’s rights to subscribe for the Offered Securities in accordance with Section 7.2(4) within the Option Period, or fails to deliver any additional notice within the time period specified in Section 7.2(5), as the case may be, any rights which such Shareholder may have had to subscribe for any of the Offered Securities within the Option Period pursuant to Section 7.2(4), or Offered Securities not otherwise subscribed for pursuant to Section 7.2(5), as the case may be, shall be extinguished.

(9)
Each notice delivered by a Shareholder to the Company pursuant to this Section 7.2 shall constitute a binding agreement by the Shareholder delivering such notice to subscribe for the number of Offered Securities subscribed for therein upon the terms and conditions specified in the Offering Notice.

(10)	The rights granted to the Shareholders pursuant to this Section 7.2 shall not apply with respect to the issuance Offered Securities by the Company as follows:

(i)	in connection with an Initial Public Offering or the Convertible Notes;

(ii)	in connection with the entering into of employment agreements with senior management personnel of the Company; and

(iii)	in connection with the payment of a portion of the purchase price under the terms of purchase agreements entered into by the Company for acquisitions in connection with the Business.

ARTICLE 8
SHARE OWNERSHIP AND RESTRICTIONS ON TRANSFER

Section 8.1                        Restrictions on Transfer.

(1)
No Shareholder shall Transfer any of the Shares owned by it except in the manner expressly permitted in this Agreement.  Any attempted Transfer of Shares made in violation of this Agreement shall be null and void.  Neither the Board of Directors nor the Shareholders shall approve or ratify any Transfer of Shares made in contravention of this Agreement and the Company shall not permit any such Transfer to be recorded on the share register of the Company maintained for the Shares.

(2)
No Transfer or issuance of any Shares shall be or become effective until the transferee executes and delivers to the Company and the Shareholders an Assumption Agreement.  No such Transfer shall release such Shareholder from any of its liabilities or obligations under this Agreement until it becomes effective and then only to the extent provided in this Agreement.

(3)
From and after the date of an attempted Transfer in contravention of the terms and conditions of this Agreement, unless otherwise expressly provided in this Agreement, all rights of the Shareholder purporting to make the Transfer shall be suspended and inoperative and, without limitation, no Person shall be entitled to vote such Shares or receive dividends or other distributions until the Transfer is rescinded by the transferor and transferee.

Section 8.2                        Permitted Transferees.

(1)
Subject to the provisions of this Section 8.2, each Shareholder (for the purposes of this Section 8.2, a “Transferor”) shall be entitled, upon prior written notice to the Company and the other Shareholders, to Transfer the whole or any part of the Shares owned by the Transferor to any Permitted Transferee of the Transferor.  No such Transfer shall be or become effective until the Permitted Transferee executes and delivers to the Company and the other Shareholders an Assumption Agreement.  No such Transfer shall release or discharge the Transferor from any of its liabilities or obligations under this Agreement until it becomes effective and then only to the extent provided in this Agreement.

(2)
The Transferor shall, at all times after the transfer of Shares to a Permitted Transferee, (i) be jointly and severally liable with the Permitted Transferee for the observance and performance of the covenants and obligations of the Permitted Transferee under this Agreement, (ii) cause the Permitted Transferee to remain a Permitted Transferee of the Transferor so long as the Permitted Transferee shall have any registered or beneficial interest in the Shares, and (iii) indemnify the other Parties against any loss, damage or expense incurred as a result of the failure by the Permitted Transferee to comply with the provisions of this Agreement.

Section 8.3                        Deemed Consent under Articles and Memorandum.

Each of the Parties hereby (i) consents to a Transfer of Shares made in accordance with this Agreement, (ii) agrees that such consent shall satisfy any restriction on the Transfer of the Shares contained in the Articles or the Memorandum and that no further consent shall be required pursuant to the Articles or the Memorandum for any such Transfer.

Section 8.4                        Encumbering of Shares.

No Shareholder shall grant a Lien on any of its Shares without the prior written consent of the Company and all of the other Shareholders, which consent shall be at the sole discretion of such Shareholders.

ARTICLE 9
TRANSFERS TO THIRD PARTIES; RIGHT OF FIRST OFFER

Section 9.1                        General.

No Transfer by any Shareholder of any Shares to any Person (other than a Permitted Transferee) shall be effected except in compliance with this Article.

Section 9.2                        Right of First Offer.

(1)
Subject to the provisions of ARTICLE 8, if a Shareholder (the “Offeror”) wishes to sell or dispose of all or any portion of the Shares owned by the Offeror (the “Offered Shares”), each of the other Shareholders (the “Offerees”) shall have the prior right to purchase the Offered Shares in accordance with the procedure hereinafter described.

(2)
The Offeror shall give to the Company and the Offerees notice in writing of the Offeror’s intention to sell or otherwise dispose of the Offered Shares (the “Offer”).  The Offer shall set out the number of Offered Shares, the price and terms and payment which the Offeror is willing to accept for the Offered Shares and the terms and conditions of payment and price, together with an affidavit or certificate of the Offeror to the effect that such offer is a bona fide binding offer which the Offeror wishes to accept.

(3)
Each Offeree shall have the right, exercisable within thirty (30) days after receipt of the Offer (the “Exercise Period”), to initially purchase all such Offeree’s pro rata portion of the Offered Shares, based on the proportion that the number of Shares held by such Offeree bears to the total number of Shares held by all of the Offerees, on the same terms and conditions set forth in the Offer, by notice in writing (the “Exercise Notice”) to the Offeror and the Company setting out the number of Offered Shares which such Offeree elects to purchase.

(4)
In addition to the pro rata right to purchase Offered Shares set forth in Section 9.2(3), in the event that one or more Offerees elects to purchase their pro rata portion of the Offered Shares, and one or more of such Offerees declines to elect to so purchase, the Offerees who have elected to purchase their pro rata portion of the Offered Shares shall have the further right and option, exercisable by notice in writing to the Company and the Offeror, delivered within five (5) days of being notified by the Offeror that one or more of the Offerees has declined to purchase their pro rata portion of the Offered Shares, to purchase the portion of the Offered Shares not otherwise purchased in accordance with the foregoing.  Each such Offeree delivering an additional notice to the Company and the Offeror as aforesaid shall be entitled to purchase such Offeree’s pro rata portion of the Offered Shares not previously purchased, based on the proportion that the aggregate of the number of Shares held by such Offeree bears to the aggregate of the number of Shares then held by the Offerees entitled to subscribe for Offered Shares not purchased by the other Offerees (or in such other proportions as they may agree among themselves). The procedure set forth in this Section 9.2(4) shall be repeated as often as is necessary until the Offerees have elected to purchase all of the Offered Shares, or until there remains Offered Shares for which no Offeree has elected to purchase.

(5)
Where the calculation of an Offerees’s pro rata portion of the Offered Shares results in a fraction, such Offerees’s pro rata portion of the Offered Shares shall be increased or decreased to the nearest whole number.

(6)
For greater certainty, if an Offeree fails to deliver an Exercise Notice to the Company and the Offeror exercising such Offerees’s rights to purchase Offered Shares in accordance with Section 9.2(3) within the Exercise Period, or fails to deliver any additional notice within the time period specified in Section 9.2(4), as the case may be, then any rights which such Offeree may have had to purchase Offered Shares within the Exercise Period pursuant to Section 9.2(3), or Offered Shares not otherwise purchased pursuant to Section 9.2(4), as the case may be, shall be extinguished.

(7)
If, after complying with the foregoing procedures, the Offerees have not elected to purchase all of the Offered Shares, the Offeror may, at the Offeror’s option, (i) sell to the Offerees the number of Offered Shares for which they have elected to purchase on the terms and conditions specified in the Offer or, (ii) notwithstanding that one or more Offerees has elected to purchase Offered Shares, sell the Offered Shares to a third party subject to compliance with the terms and conditions of Section 9.3.

(8)
Each notice delivered by an Offeree to the Company and the Offeror pursuant to this Section 9.2 shall constitute a binding agreement by the Offeree delivering such notice to purchase the number of Offered Shares specified in such notice.  With respect to each Offeree who has delivered a notice or notices, as the case may be, pursuant to this Section 9.2, such Offeree hereby agrees to deposit the entire amount payable to the Offeror by such Offeree in connection therewith to the credit of the Offeror in the main branch of the Company’s bankers on or prior to the date that is two (2) Business Days prior to the Date of Closing (as provided in Section 9.2(9)).

(9)
The closing of the transaction of purchase and sale of the Offered Shares to the Offerees pursuant to this Section 9.2 (a “Sale Transaction”) shall take place at the Place of Closing at the Time of Closing as soon as practicable after the full acceptance of the Offer by the Offerees and, in any event, not earlier than the date which is fifteen (15) days after the later of (i) the expiration of the Exercise Period, and (ii) the expiration of the five (5) day period following the delivery of the notice, if applicable, given to the Offerees pursuant to Section 9.2(4) (the “Date of Closing”), or earlier or later date as the parties to the Sale may agree.  The Sale Transaction under this Section 9.2 shall be effected in accordance with this Section 9.2 and the general sale provisions of ARTICLE 11.

Section 9.3                        Piggy-Back Rights.

(1)
If, after complying with the procedures set out in Section 9.2, the Offeror is entitled to and proposes to Transfer the Offered Shares to any Person (the “Third Party”), the Offeror shall give notice of the proposed Transfer (a “Disposition Notice”) to the other Shareholders.  The Disposition Notice must (i) be in writing and (ii) specify the minimum consideration per Offered Share that would be payable by the Third Party which may not be less than the consideration contained in the Offer under Section 9.2.

(2)
Each of the other Shareholders shall have the right, at their respective option, to require the Third Party to purchase Shares held by them in the same proportion that the Offered Shares represent to the total number of Shares owned by the Offeror, such that each of the other Shareholders shall be entitled to sell from their respective holdings of Shares a fraction of the number of Shares owned by such other Shareholder, on the same terms and conditions as the Offeror proposes to Transfer the Offered Shares. For the purposes of this Section 9.3, such fraction of the number of Shares owned by each other Shareholder shall have as its denominator the number of Shares owned by such other Shareholder, and as its numerator the number of Shares owned by such other Shareholder required to make such fraction equivalent to the fraction which has the number of Offered Shares as the numerator and the total number of Shares owned by the Offeror as the denominator.  This right may be exercised by delivering an irrevocable and unconditional notice in writing to the Offeror, the Company and the Third Party (the “Piggy-Back Notice”) within a period of seven (7) days of receiving the Disposition Notice.

(3)	Failure of a Shareholder to submit a Piggy-Back Notice shall be construed as a decision by such Shareholder not to exercise its piggy-back rights hereunder.

(4)
If any Shareholder gives a Piggy-Back Notice within the specified time period, neither the Offeror nor any of the other Shareholders shall be permitted to sell to the Third Party any of its Shares pursuant to this Section 9.3 unless the Third Party also purchases from the Shareholders giving Piggy-Back Notices all of the Shares entitled to be sold by such Shareholders pursuant to this Section 9.3, at the time of completion of, and on the same terms and conditions applicable to, the Transfer of Offered Shares by the Offeror.

(5)
If the Third Party wishes to purchase a number of Shares (the “Alternative Number of Shares”) which is less than the aggregate of the Offered Shares and the Shares entitled to be sold by the other Shareholders who have submitted Piggy-Back Notices pursuant to this Section 9.3, the Offeror and the other Shareholders who have submitted a Piggy-Back Notice shall, collectively, be entitled to sell the Alternative Number of Shares to the Third Party as follows: (i) in the case of the Offeror, the number of Shares equal to the product obtained by multiplying the Alternative Number of Shares by the quotient obtained by dividing the total number of Shares owned by the Offeror by the total number of Shares owned by the Offeror and the other Shareholders who have submitted a Piggy-Back Notice, and (ii) in the case of each of the other Shareholders who have submitted a Piggy-Back Notice, the number of Shares equal to the product obtained by multiplying the Alternative Number of Shares by the quotient obtained by dividing the total number of Shares owned by such Shareholder by the total number of Shares owned by the Offeror and the other Shareholders who have submitted Piggy-Back Notices.

(6)
The closing of the transaction of purchase and sale of Shares pursuant to this Section 9.3 shall be completed at the Place of Closing at the Time of Closing contemporaneously with the sale by the Offeror to the Third Party (each a “Sale Transaction”). The Sale Transaction under this Section 9.3 shall be effected in accordance with this Section 9.3 and the general sale provisions of ARTICLE 11.

Section 9.4                        Third Party Sale.

(1)
If, after complying with the procedures set out in Section 9.2 and Section 9.3, the Piggy-Back Rights in Section 9.3 have not been exercised, the Offeror shall be free for a period of one hundred and twenty (120) days following the day on which it is determined that the Offerees have not elected to purchase all of the Offered Shares or exercise their Piggy-Back Rights pursuant to Section 9.3, to Transfer all but not less than all of the Offered Shares to any other Person (a “Third Party Sale”). The consideration for the Offered Shares in any Third Party Sale must not be less than that contained in the Offer and there must be no collateral benefit to the Offeror contained in the terms and conditions applicable to the Transfer of the Offered Shares.

(2)
If the Offeror does not Transfer the Offered Shares within the one hundred and twenty (120) day period set out in Section 9.4(1), no Transfer of Shares may be made without the Offeror again complying with the terms of this ARTICLE 9.

Section 9.5                        Third Party Sale Provisions.

A Transfer of Shares to a Third Party under Section 9.3 or Section 9.4 is not permitted, and the Company will not register any such Transfer on the share register maintained for the Shares, unless:

(a)	Section 3.4 is complied with; and

(b)	all Debt owing to the Company by each Shareholder Transferring Shares to the Third Party has been repaid or assumed and transferred to the Third Party.

ARTICLE 10
TAKE-OVER BID

Section 10.1                        Carry-Along Requirement.

(1)
If any one or more Shareholders receive a Take-Over Bid, the recipient Shareholders of the Take-Over Bid must give notice of the Take-Over Bid to the other Shareholders and the Company. Such notice must be in writing and accompanied by a copy of the Take-Over Bid.  A “Take-Over Bid” is an offer to acquire all of the issued and outstanding Shares that shall satisfy the following conditions:

(a)	it is a written bona fide bid from a Person dealing at arm’s length with the Parties (the “Bidder”);

(b)	the entire consideration for the Shares is payable in cash or Marketable Securities on the closing date;

(c)	the per Share consideration shall be supported by a fairness opinion conducted by a reputable M&A advisor;

(d)
no collateral benefit is provided to any one Shareholder or any of its Affiliates or any other Person with whom the Shareholder does not deal at arm’s length that is not provided to all Shareholders and fully disclosed in the bid, other than management, consulting or other fees or the payment of salary which is fair consideration for future services;

(e)
Shareholders who hold any Debt or other securities issued by the Company other than Shares are entitled to receive, in consideration of the Debt and other securities, an amount equal to, (i) the face amount or liquidation preference of the debt or securities, plus (ii) any accrued but unpaid interest or dividends on the debt or securities, plus (iii) any prepayment or redemption premium or penalty contained in the agreements evidencing the debt or securities;

(f)
the liability of each Shareholder under the bid, including any liability for breach of any representation, warranty or covenant or under any indemnity, is several and not joint and several and does not, under any circumstances, exceed the lesser of the Shareholder’s pro-rata proportion of any claim and the consideration paid to the Shareholder;

(g)
it does not contain any provision which would affect a Shareholder’s right to own, use or exploit its assets or prevent or restrict in any way a Shareholder’s business or its ability to make investments in any business;

(h)	there are no conditions other than customary closing conditions for similar transactions;

(i)
all guarantees, indemnities, covenants and security made or granted by any Shareholder to secure any Debt, liability or obligation of the Company will be cancelled or the Shareholder will be indemnified against all Damages which may be paid, suffered or incurred with respect to the guarantees, indemnities, covenants or security;

(j)
Shareholders are not obligated to make any out-of-pocket expenditures prior to the completion of the Take-Over Bid (excluding modest expenditures for postage, copies, etc.), and each Shareholder is only required to pay its pro-rata share of reasonable expenses incurred in connection with a completed bid, to the extent such costs are incurred for the benefit of all Shareholders and are not otherwise paid by the Company or the Bidder.  Costs incurred by or on behalf of a Shareholder for its sole benefit are not considered costs of the bid.

(2)
If Shareholders holding not less than ninety percent (90%) of the Shares want to accept the Take-Over Bid, they have the right to require the other Shareholders to sell all of their Shares to the Bidder pursuant to the Take-Over Bid. Such right may be exercised by notice in writing (a “Compulsory Sale Notice”) delivered to the other Shareholders at least 10 days prior to the closing of the transaction contemplated by the Take-Over Bid.  Subject to Section 10.2, each Shareholder receiving a Compulsory Sale Notice is obligated to sell all of its Shares to the Bidder on the terms of the Take-Over Bid.

Section 10.2                        Take-Over Bid Sale Provisions.

(1)
Any Shareholder required to Transfer its Shares to the Bidder pursuant to a Compulsory Sale Notice shall be required to give the same representations and warranties to the Bidder as the Shareholder or Shareholders who delivered the Compulsory Sale Notice, provided that, for greater certainty, the liability of each Shareholder under the Take-Over Bid,  including any liability for breach of any representation, warranty or covenant or under any indemnity, shall be several and not joint and several and shall not, under any circumstances, exceed the lesser of the Shareholder’s pro-rata proportion of any claim and the consideration paid to the Shareholder.

(2)
Each Shareholder must endorse the share certificates representing the Shareholder’s Shares for transfer to the Bidder or deliver an irrevocable share transfer power of attorney with the share certificates executed in blank.

(3)
The Parties acknowledge that the completion of any Transfer of Shares to the Bidder is subject to all filings, notices and Authorizations necessary to complete the Transfer being made, given or obtained. The time for completion of the Take-Over Bid will be extended for up to 45 days if necessary for such purposes.

(4)
If at the time for completion of the Take-Over Bid (i) the Shares are not free and clear of all Liens, the Bidder may, without prejudice to any other rights it may have, purchase the Shares subject to such Liens. In that event, the Bidder will, at completion, assume all obligations and liabilities with respect to such Liens, and the purchase price payable by the Bidder for the Shares shall be satisfied, in whole or in part, as the case may be, by such assumption or payment and the amount so assumed or paid, as determined by the Bidder acting reasonably, will be deducted from the purchase price payable to the applicable Shareholder at completion.

Section 10.3                        IPO.

Subject to any approval required under Section 5.10 and Section 5.11, at the Company’s request, the Shareholders will use all reasonable efforts to assist with an IPO and will also enter into escrow and other agreements required by Law or securities regulatory or stock exchange requirements or by underwriters in connection with any IPO so long as all Shareholders are subject to the same requirements.

ARTICLE 11
PROCEDURE FOR SALE OF SHARES

Section 11.1                        Application of Sale Provisions.

Except as may otherwise be expressly provided in this Agreement, the provisions of this ARTICLE 11 shall apply to a Sale Transaction between or among Shareholders.

Section 11.2                        Conditions for the Benefit of the Purchaser.

The completion of a Sale Transaction is subject to the following conditions to be fulfilled or performed, on or before the Time of Closing, which conditions are for the exclusive benefit of the Shareholder purchasing such Shares (the “Purchaser”) and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
the Shareholder selling Shares (the “Vendor”) shall take all necessary steps and corporate proceedings to Transfer such Shares to the Purchaser with a good and marketable title free and clear of any Liens whatsoever, and deliver the share certificate(s) representing the Shares duly endorsed for transfer to the Purchaser or otherwise as directed by it, together with a certificate duly executed by the Vendor (or, in the case of a corporate Vendor, a senior officer of the Vendor) in which the Vendor represents and warrants that the Shares are being transferred to the Purchaser with a good and marketable title free and clear of any Liens whatsoever; and

(b)
the Vendor shall deliver to the Company and the Purchaser all necessary documents (which documents shall be in form and substance reasonably satisfactory to the Purchaser, acting reasonably) required to transfer to the Purchaser the Shares, or to otherwise comply with the intent of this Agreement.

Section 11.3                        Conditions for the Benefit of the Vendor.

The completion of a Sale Transaction is subject to the following conditions to be fulfilled or performed on or before the Time of Closing, which conditions are for the exclusive benefit of the Vendor and may be waived, in whole or in part, by the Vendor in its sole discretion:

(a)	the Transfer of the Shares to the Purchaser must be exempt from the prospectus, offering memorandum and registration requirements of applicable securities Laws; and

(b)
all guarantees, indemnities, covenants and security made or granted by the Vendor or its Affiliates to secure any Debt, liability or obligation of the Company (i) must be cancelled; or (ii) the Purchaser must indemnify the Vendor and its Affiliates against all damages which may be paid, suffered or incurred with respect to the guarantees, indemnities, covenants or security.

Section 11.4                        Closing Procedures.

(1)
The completion of a Sale Transaction will take place at the Place of Closing at the Time of Closing on the Date of Closing or at such other place, on such other date and at such other time as the parties to the Sale Transaction may agree to in writing.

(2)	Subject to satisfaction or waiver by the relevant party to the Sale Transaction of the conditions of closing, at the closing of the Sale Transaction:

(a)	the Vendor will assign and transfer title and deliver actual possession of the Shares to the Purchaser and endorse the share certificates representing the Shares for transfer to the Purchaser;

(b)
subject to Section 11.4(2)(c), unless otherwise agreed pursuant to the applicable Sale Transaction and permitted by this Agreement, the Purchaser will pay or satisfy the purchase price for the Purchased Shares by delivering to the Vendor a certified cheque, bank draft or wire transfer of immediately available funds in the full amount of the purchase price for the Purchased Shares; and

(c)
all Debt owing by the Vendor to the Company will be repaid or assumed and transferred to the Purchaser. If the Vendor fails to repay the Debt and it is not transferred to the Purchaser, the Purchaser will pay the amount of the Debt from the purchase price and the amount of the purchase price payable to the Vendor will be reduced accordingly.

(3)
In connection with the completion of a Sale Transaction, the Board of Directors would hold a meeting to approve (i) the transfer of Shares pursuant to the Sale Transaction, and (ii) the issuance of a new share certificate or certificates in the name of the Purchaser representing the Shares so transferred by the Vendor.

Section 11.5                        Non-Completion by Vendor.

(1)
If the Vendor fails to complete the Sale Transaction, the Purchaser shall have the right, if not in default under this Agreement, without prejudice to any other rights which it may have, to make payment of the purchase price payable to the Vendor by depositing such amount to the credit of the Vendor in the main branch of the Company's bankers.  Such deposit shall constitute valid and effective payment of such amount to the Vendor.  If the purchase price has been so paid, then from and after the date of deposit, the Sale Transaction shall be deemed to have been fully completed and all right, title, benefit and interest, both at law and in equity and to the Shares being sold pursuant to such Sale Transaction shall conclusively be deemed to have been transferred to and become vested in the Purchaser and all right, title, benefit and interest, both at law and in equity, in and to such shall cease and determine.  The Purchaser shall also have the right to execute and deliver, on behalf of and in the name of the Vendor, such deeds, transfers, share certificates and other documents that may be necessary to complete the Sale Transaction, and each Shareholder, to the extent it may be a Vendor, irrevocably appoints any Shareholder who becomes a Purchaser in a Sale Transaction its true and lawful attorney, with full power of substitution in the name of and on behalf of such Shareholder, in accordance with The Powers of Attorney Act (Ontario), with no restriction or limitation in that regard and declaring that this power of attorney being coupled with an interest may be exercised during any subsequent legal incapacity on its part, to execute and deliver all such agreements and documents as may be necessary to permit the completion of the applicable Sale Transaction as provided in this Agreement.  This power of attorney shall not be revoked or terminated by any act or thing unless this Agreement is terminated or unless such Shareholder ceases to be bound by the provisions of this Agreement.

(2)
The Vendor shall be entitled to receive the amount deposited with the Company's bankers pursuant to Section 11.5(1) on delivery to the Purchaser of the documents referred to in Section 11.2 and in compliance with all other provisions of this Agreement.

Section 11.6                        Non-Completion by Purchaser.

In addition to and without limiting any remedy that may be available at Law or in equity to the Vendor, in the event that a Purchaser who is obligated to purchase Shares in accordance with this Agreement defaults in the performance of its obligation to complete such Sale Transaction, the Vendor may, at its option, by notice in writing to the defaulting Purchaser, terminate all its obligations relating to such Sale Transaction and, upon the giving of such notice in accordance with the provisions of this Section 11.6, such obligations shall be terminated without prejudice to the continued effectiveness of this Agreement.

Section 11.7                        Multiple Purchasers and Vendors.

For greater certainty, the Parties acknowledge and agree that where a Sale Transaction involves more than one Purchaser or more than one Vendor, each Purchaser and each Vendor in such Sale Transaction is only liable for its own representations, warranties, covenants, conditions and agreements.  No Vendor or Purchaser is jointly liable with any other Vendor or Purchaser for the representations, warranties, covenants, conditions and agreements of any other Purchaser or Vendor.

Section 11.8                        Continuing Obligations.

If a Shareholder transfers all of its Shares, the obligations of the Shareholder under ARTICLE 12 continue in full force and effect.

Section 11.9                        Consents.

The Parties acknowledge that the completion of any Sale Transaction shall be subject, in any event, to the receipt of all necessary governmental and regulatory consents and approvals to the transfer of Shares contemplated thereby.

ARTICLE 12
CONFIDENTIALITY

Section 12.1                        Confidentiality.

(1)
Each Shareholder will keep all Confidential Information confidential and will not disclose any Confidential Information to any Person or use any Confidential Information except as permitted by this Agreement.  A Shareholder may disclose Confidential Information to its employees and advisors but only to the extent that they need to know the Confidential Information, they have been informed of the confidential nature of the Confidential Information and they agree to be bound by and act in accordance with this Section.  Each Shareholder will notify the Company as soon as practicable of the identity of each employee and advisor to whom any Confidential Information has been disclosed.

(2)
For the purposes of this ARTICLE 12, “Confidential Information” means all information relating to the business, operations, assets, liabilities, plans, prospects and other affairs of the Company and its Subsidiaries, in whatever form, and includes all information on clients, customers, consumers, suppliers, distributors, consultants, agents and dealers; employees, compensation and employment records; pricing, costs and budgets; contracts; research and development activities; trade secrets, know-how, technology, inventions, algorithms, prototypes, designs, drawing and sketches; computer data, files, tapes, disks, programs and the information contained therein; sales or marketing techniques or plans; operations and service manuals; business, statistical and technical data, reports, records and files; procedures, processes, proposals and plans; formulae, financial information and projections; business and legal information and communications, mail, notes, correspondence, discussions and memoranda, but shall exclude all such information relating to other properties or prospects of the Parties in the Territory.

Section 12.2                        Confidentiality Exceptions.

The restrictions set out in Section 12.1 do not apply to Confidential Information or any part of it that:

(a)	is or becomes generally available to the public;

(b)	is required to be disclosed by Law; or

(c)	is permitted in writing to be disclosed by the Person who owns such Confidential Information.

Section 12.3                        Ownership of Confidential Information.

To the extent that any Confidential Information is owned by a Party it will remain the exclusive property of that Party. Nothing in this Agreement or in the disclosure of any Confidential Information will confer any interest in the Confidential Information on a receiving party.

ARTICLE 13
NON-COMPETITION

Section 13.1                        Non-Competition; Non-Solicitation.

(1)
Subject to Section 13.2, in the case of each Shareholder, such Shareholder shall not, on its own behalf or on behalf of or in connection with any Person, directly or indirectly, in any capacity whatsoever or by and through any Person or otherwise, carry on, be engaged in, have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or any part of the Territory which is substantially the same as or is in competition with the Company, except GGC and its subsidiaries may carry on all operations and activities which relate to any property or interest it owns in the Territory at the date of this Agreement as well as any prospects disclosed confidentially by GGC to CRA prior to the date of this Agreement.

(2)
During the Non-Compete Period, each Shareholder shall not, on its own behalf or on behalf of or in connection with any Person, directly or indirectly, in any capacity whatsoever or by and through any Person or otherwise:

(i)
induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, or

(ii)
induce or attempt to induce any customer, supplier or other business relation of the Company or any Subsidiary to cease doing business with the Company or any Subsidiary, or in any way interfere with the relationship between any such customer, supplier or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or any Subsidiary).

Section 13.2                        Exceptions.

Notwithstanding any provision hereof to the contrary, a Shareholder shall not be in default of the provisions in this ARTICLE 13 by virtue of holding as a passive investor not more than five percent (5%) (including shares held by any Persons acting jointly or in concert with the Shareholder) of the issued and outstanding shares of a corporation, the shares of which are listed on a recognized stock exchange and with which corporation such Shareholder has no other connection whatsoever.

ARTICLE 14
GENERAL MATTERS

Section 14.1                        Notice.

(1)
Any notice, direction or other communication to be given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed to the address for notice specified in the signature page to this Agreement for each Party.

(2)
Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (New York time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission.  Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

Section 14.2                        Time of the Essence.

Time shall be of the essence of this Agreement.

Section 14.3                        Announcements.

No press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated in this Agreement may be made except with the prior written consent and joint approval of the Parties, or if required by Law or a Governmental Entity. Where such disclosure is required by Law or a Governmental Entity, the Party required to make the disclosure will use its commercially reasonable efforts to obtain the approval of the other Parties as to the form, nature and extent of the disclosure.

Section 14.4                        Independent Legal Advice.

Each of the Parties hereby confirms that it has had the opportunity to obtain independent legal advice regarding its respective rights and obligations hereunder.  Each of the Parties confirms that they have sought, or have willingly waived the right to seek, legal advice regarding their respective rights and obligations hereunder.

Section 14.5                        Third Party Beneficiaries.

The Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties.  No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

Section 14.6                        No Agency or Partnership.

Nothing contained in this Agreement shall make or constitute any Party, the representative, agent, principal or partner of any other Party and it is understood that no Party has the capacity to make commitments of any kind whatsoever or incur obligations or liabilities binding upon any other Party.

Section 14.7                        Expenses.

Each Party shall be responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it.  The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 14.8                        Representations and Warranties of the Parties.

Each of the Parties represents and warrants to each other Party, and acknowledges and confirms that such other Parties are relying on such representations and warranties in entering into this Agreement, that (A) the execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action on the part of such Party, and (B) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligations of such Party, enforceable against it in accordance with its terms subject only to any limitation under applicable laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. The foregoing representations and warranties of the Parties are the only representations and warranties granted by the Parties in connection with this Agreement, and such representations and warranties shall survive the execution and delivery of this Agreement and shall be deemed to be continuing with respect to each Party until it ceases to be bound by the provisions of this Agreement.

Section 14.9                        Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the Parties.

Section 14.10                        Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 14.11                        Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the matters provided for herein and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the matters herein, provided, however, that in no event shall any of the following be superseded by this Agreement (i) the Joint Venture Agreement dated as of April 27, 2011 by and between GGC and certain of its affiliates, on the one hand, and CRA and certain of its affiliates, on the other hand, (ii) the Binding Term Sheet for the Convertible Notes executed on December 29, 2011 by and between GGC and certain of its affiliates, on the one hand, and CRA and certain of its affiliates, on the other hand, and the Company and (iii) the Note Instrument creating such Convertible Notes.  Should the terms and provisions of this Shareholder Agreement conflict with any of the terms and provisions of the Joint Venture Agreement, the Convertible Notes, the Binding Term Sheet the Note Instrument or the Letter, then the terms and provisions of the Joint Venture Agreement, the Convertible Notes, the Binding Term Sheet, the Note Instrument and the Letter(as applicable) shall prevail.  The Joint Venture Agreement, the Convertible Notes, the Binding Term Sheet, the Note Instrument and the Letter are hereby incorporated by reference in their entirety into this Shareholder Agreement including the Remaining Consideration Payable to GGC (the “Remaining Consideration”).  There are no representations, warranties, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and none of the Parties has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement.

Section 14.12                        Successors and Assigns.

(1)
This Agreement shall become effective when executed by all the Parties and after that time shall be binding upon and enure to the benefit of the Parties and their respective successors, heirs, personal representatives and permitted assigns.

(2)
Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by any Party without the prior written consent of the other Parties unless (i) the assignor transfers all Shares owned by it to the assignee and such transfer is permitted under and completed in accordance with this Agreement, and (ii) the assignee executes and delivers an Assumption Agreement.

Section 14.13                        Further Assurances.

The Parties agree to execute and deliver such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, and do and perform and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

Section 14.14                        Severability.

If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

Section 14.15                        Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of New York.

Section 14.16                        Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or other electronic means) and all such counterparts taken together shall be deemed to constitute one and the same instrument.  Any Party executing and delivering a copy of this Agreement by facsimile or other electronic means shall promptly deliver an original to the Company promptly following such delivery.

 [The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their respective duly authorized officer.

COMPANY:

GLOBAL GOLD CONSOLIDATED RESOURCES LIMITED
By:
Name: Title:

SHAREHOLDERS:

GLOBAL GOLD CORPORATION
By:
Name: Title:

Address:

Attention:
Telephone:
Fax:

[Signature page to Shareholders Agreement.]

CONSOLIDATED RESOURCES ARMENIA
By:
Name: Jeffrey R. Marvin Title: Director

Address:	59 Hillside Road Greenwich, CT 06830

Attention:	Jeffrey R. Marvin
Telephone:
Fax:

[Signature page to Shareholders Agreement.]

SCHEDULE “A”
SHAREHOLDERS AND SHARE OWNERSHIP

Shareholders:

1.           Global Gold Corporation – 51 shares representing 51% of the issued and outstanding shares in the capital of the Company.

2.           Consolidated Resources Armenia - 49 shares representing 49% of the issued and outstanding shares in the capital of the Company.

SCHEDULE “B”
FORM OF ASSUMPTION AGREEMENT

TO:
All of the parties to the shareholders agreement (the “Agreement”) dated [●], made among each of those Persons set forth on Schedule “A” thereto and designated as Shareholders (each a “Shareholder” and, collectively, the “Shareholders”) and Global Gold Consolidated Resources Limited (the “Company”).

WHEREAS the terms of the Agreement impose particular sale and issue restrictions with respect to certain proposed dealings with the Shares of the Company;

AND WHEREAS the terms of the Agreement requires that as a condition to the transfer of all or a portion of the shares held by a Shareholder, and any issue of the Shares by the Company, the proposed transferee, if not already bound by the Agreement, agrees to be bound by the Agreement by executing and delivering this Assumption Agreement;

[Insert the following recitals as appropriate]

[AND WHEREAS ● (the “Transferee”) proposes to acquire ● Shares of the Company from ● (the “Transferor”);]

[AND WHEREAS the Company proposes to issue ● Shares to ● (the “Transferee”);]

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound hereby, hereby covenants and agrees as follows:

1.	The Transferee acknowledges receipt of a copy of the Agreement.

2.
The Transferee covenants and agrees to be bound by all of the terms and conditions of the Agreement, as it may be amended from time to time, as though the Transferee was an original signatory to the Agreement, and the Transferee shall be deemed for all purposes of the Agreement to be a Shareholder (as such term is defined in the Shareholders Agreement).

3.
Each of the parties hereto covenants and agrees that it will take all such steps, execute all such documents and do all such acts and things as may be necessary to give full effect to this Assumption Agreement and to implement to the fullest extent the provisions hereof.

4.	This Assumption Agreement shall be governed by and construed in accordance will the laws of New York.

5.	Time shall be of the essence of this Assumption Agreement.

6.	Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

7.	This Assumption Agreement shall be binding upon the undersigned and the heirs, executors, administrators, successors, permitted assigns and legal representatives of the undersigned.

8.
This Assumption Agreement may be executed in counterparties (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.  Any party executing and delivering a copy of this Assumption Agreement by facsimile shall promptly deliver an original to the Company following such facsimile delivery.

DATED this                  day of                                                                     , __________.

[TRANSFEREE]
By:
Authorized Signing Officer

OR

Witness	[Transferee]

SCHEDULE 4.1
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

See attached

Schedule 5.11(1)
FUNDAMENTAL MATTERS

Corporate Changes

(a)
Amending, replacing or superseding the Articles or the Memorandum, except to (i) resolve any conflict in favour of this Agreement, (ii) change the name of the Company or (iii) change the registered office of the Company.

(b)	Changing the location of the registered or head office of the Company.

Share Capital

(c)
Allotting, reserving, setting aside or issuing any securities of the Company or issuing or granting any rights, warrants or options to purchase, acquire or otherwise obtain any unissued securities of the Company other than Management Shares.

(d)	Declaring or paying any dividend or other distribution on or in respect of any securities of the Company.

(e)	Purchasing, redeeming or acquiring any securities of the Company, except as expressly permitted by this Agreement.

(f)	Paying or distributing amounts out of any stated capital account, reducing any stated capital account, distributing any surplus or earnings, or returning any capital.

(g)
Changing the authorized capital of the Company, changing the number of issued and outstanding securities or increasing or reducing the capitalization of the Company, by way of split, conversion, exchange of securities or otherwise.

(h)	Approving any transfer of shares by any Shareholder, except in accordance with this Agreement.

Debt Financing

(i)
Creating, assuming or incurring any debt, including shareholder loans, other than credit facilities obtained by the Company from a chartered bank or other reputable financial institution in an amount not exceeding $100,000, or such greater or lesser amount as is contemplated by the Annual Business Plan other than the Convertible Notes.

(j)
Creating, assuming or incurring any liability or obligation of any nature which assures or guarantees in any way the payment or performance (or payment of damages in the event of non performance) of any debt or other liability or obligation of any Person.

(k)	Granting or permitting to exist any lien on the assets of the Company.

Financial Matters

(l)	Amending an Annual Business Plan after it is approved.

(m)	Approving the annual financial statements.

(n)	Appointing, changing or removing the auditors, if any, of the Company.

(o)	Making or filing any material tax election.

(p)	Changing the Financial Year of the Company.

Fundamental Changes

(q)
Selling, transferring, leasing, exchanging or otherwise disposing of any assets of the Company out of the ordinary course of the Business, or granting any right, option or privilege to do so, except as contemplated by an Annual Business Plan.

(r)
Selling, transferring or otherwise disposing of any securities or other ownership, equity or proprietary interest in any other person, including securities held by the Company in any of its subsidiaries, except as contemplated by an Annual Business Plan.

(s)	Purchasing, leasing or otherwise acquiring any property or assets out of the ordinary course of the Business, or making any commitment to do so, except as contemplated by an Annual Business Plan.

(t)
Purchasing or otherwise acquiring any securities or other ownership, equity or proprietary interests in any other person, or incorporating or creating any subsidiary, except as contemplated by an Annual Business Plan.

(u)	Making any loan or advance to any Person, except as contemplated by an Annual Business Plan.

(v)	Amalgamating, merging or entering into an arrangement or other corporate reorganization involving the Company or the continuance of the Company into any other jurisdiction.

(w)
(i) Acknowledging the insolvency of the Company or the inability of the Company to pay its debts as they become due; (ii) making an assignment for the benefit of the creditors of the Company; (iii) appointing or allowing the appointment of any receiver, receiver-manager, trustee, liquidator or other person acting in a similar capacity; (iv) instituting any proceeding seeking to have the Company adjudicated a bankrupt or insolvent; or (v) taking any action or instituting any proceeding for the purpose of, or leading to, the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors.

(x)
(i) Commencing any action, suit or proceeding, (ii) compromising or settling any action, suit, proceeding, (iii) compromising or settling any material administrative proceeding or investigation, or (iv) submitting to binding arbitration.

(y)
(i) paying any advance, salary, bonus, consulting fee, management fee, incentive compensation or other amount, or granting any other benefits, to any director, former director, officer, shareholder, employee or affiliate of the Company, (ii) entering into any Contract which would obligate the Company to make any such payment or grant such benefits, except to the extent that such advances, salaries, bonuses, fees, incentive compensation or other amounts or benefits constituting normal remuneration payable to bona fide employees of the Company as contemplated by the annual business plan; or (iii) making any such payment to any person related by blood, adoption or marriage to any of the above or to any Company not dealing at arm’s length with any such person or entering into any contract which would obligate the Company to make any such payment except as provided in Section 5.9 and the agreements contemplated thereby.

(z)
Making or entering into any contract or amending, modifying, restoring, replacing or supplementing any contract which the Company is a party to, which provides for the expenditure of $250,000 or more in one instance or in the aggregate during any twelve month period.

(aa)	Changing materially the Business or taking any action which may lead to or result in such change.

(bb)	proceeding with an IPO.